Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the financial statements of EyePoint Pharmaceuticals, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs relating to a change in accounting principle and going concern) and the effectiveness of EyePoint Pharmaceuticals, Inc.’s internal control over financial reporting dated March 18, 2019, appearing in the Transition Report on Form 10-K of EyePoint Pharmaceuticals, Inc. for the six months ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
August 8, 2019